EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 333-196003, 33-48089, 333-42660, and 333-109211) of 3M Company of our report dated February 11, 2016, except with respect to our opinion on the financial statements insofar as it relates to the business segment reporting changes discussed in Notes 3 and 16 as to which the date is May 17, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 17, 2016